Exhibit 99.1

         MOLSON COORS REPORTS 2006 FOURTH QUARTER AND FULL-YEAR RESULTS

    DENVER and MONTREAL, Feb. 15 /PRNewswire-FirstCall/ -- Molson Coors Brewing Company (NYSE: TAP; TSX) today released its financial results for the fiscal fourth quarter and full year ending December 31, 2006.

    The Company's sales volume increased 5.2 percent to 10.9 million barrels, or
12.7 million hectoliters (HLs), during the 14-week fiscal fourth quarter 2006 compared to the 13-week fiscal fourth quarter 2005. Net sales increased 10.6 percent to $1.53 billion in the fourth quarter 2006 compared to the fourth quarter a year ago. (All $ amounts in U.S. dollars.) Income from continuing operations in the fourth quarter 2006 was $112.1 million. Excluding one-time items(1), after-tax income from continuing operations(2) was $108.4 million, up
101.1 percent compared to fourth quarter 2005.

    For the 53-week fiscal 2006, consolidated sales volume increased 2.4 percent to 42.1 million barrels, or 49.5 million HLs, compared to the 52-week pro forma 2005. Full-year 2006 net sales of $5.84 billion were up 4.1 percent compared to pro forma 2005. (For meaningful comparisons, 2005 full-year figures are pro forma, as if the Molson Coors merger had been completed at the beginning of fiscal 2005 rather than on Feb. 9, 2005.) In 2006, income from continuing operations was $373.6 million. Excluding one-time items, 2006 after-tax income from continuing operations was $369.1 million, or $4.26 per diluted share, up
26.4 percent from pro forma 2005. Cash flow available for debt pay down during the year totaled approximately $448 million, well above the Company's 2006 goal of $300 million. Net debt at the end of 2006 was $1.85 billion, excluding approximately $99 million of non-owned joint venture debt. This debt level is net of approximately $182 million of cash on hand at the end of 2006.

    Leo Kiely, Molson Coors president and chief executive officer, said, "We are very pleased with Molson Coors Brewing Company's 2006 fourth quarter and full-year results, which demonstrated that our brand growth strategies and cost-reduction efforts continue to strengthen our competitive capabilities and financial performance. Throughout the company, our teams achieved solid sales momentum and profit growth, despite substantial competitive and inflationary cost challenges in each of our major markets. We finished 2006 with even stronger brands, positive pricing, cost savings that exceeded our goals for the year, double-digit earnings growth and strong cash generation.

    "Looking ahead, we feel good about the underlying strength of our company as we strive to make even more progress in 2007. We're confident that our teams can build on the sales momentum and revenue-generating potential of our strategic brands, continue attacking costs and further strengthen the fundamentals of our businesses worldwide."

    2006 Fourth Quarter Results

    In the 14-week fiscal fourth quarter ended December 31, 2006, all of the Company's operating segments achieved pretax profit growth, with solid core brand volume performance. Key results for the Company's fourth quarter 2006, compared to the 13-week fourth quarter a year ago, include the following:

      *  Net sales increased 10.6 percent to $1.53 billion.

      * Sales volume of 10.9 million barrels (12.7 million HLs), was up 5.2 percent.

      *  Cost of goods sold increased 10.5 percent to $927.1 million.

      * Marketing, general and administrative expense rose 3.8 percent to $434.2 million.

      * Net income was $99.2 million, or $1.14 per diluted share, compared to $22.4 million, or $0.26 per share, in the same period a year ago.

      * Excluding one-time items, income from continuing operations (after tax) was $108.4 million, or $1.24 per diluted share, up 101.1 percent from $53.9 million, or $0.63 per share, in the fourth quarter 2005.

    (See tables below for reconciliations to nearest U.S. GAAP measures.)

    The additional week in the Company's fiscal 2006 fourth quarter and full year added approximately 600,000 barrels (704,000 HLs) to total company sales volume, or about 6 percent to fourth quarter and 1.5 percent to full-year sales volume, and added an estimated $6 million to company pretax income, or about 7 percent to fourth quarter and about 1 percent to full-year pretax income, excluding special items.

    During the quarter, Molson Coors achieved approximately $33 million in merger synergies and other cost savings. Favorable foreign exchange rates increased total-company pretax income by approximately $4 million in the quarter.

    The Company's effective tax rate during the fourth quarter 2006 was 24 percent including special items and 25 percent excluding special items, compared to 37 percent and 36 percent, respectively, during the fourth quarter a year ago. The higher tax rates a year ago were attributable to revaluing the Company's deferred tax assets and liabilities to give effect to an increase in a Canadian provincial income tax rate, which caused a one-time, non-cash increase in tax expense in the fourth quarter 2005.

    2006 Full-Year Results

    In the 53-week fiscal year ended December 31, 2006, the Company's key results include the following, compared to the 52-week pro forma 2005 fiscal year:

      *  Net sales increased 4.1 percent to $5.84 billion.

      * Sales volume of 42.1 million barrels (49.5 million HLs), was up 2.4 percent.

      *  Cost of goods sold increased 4.3 percent to $3.48 billion.

      * Marketing, general and administrative expense rose 1.3 percent to $1.71 billion.

      * Net income was $361.0 million, or $4.17 per diluted share, compared to $93.4 million, or $1.10 per share, in the pro forma 2005 full year.

      * Excluding one-time items, income from continuing operations (after tax) was $369.1 million, or $4.26 per diluted share, up 26.4 percent from $291.9 million, or $3.43 per share, in the pro forma 2005 full year.

    (See tables below for reconciliations to nearest U.S. GAAP measures.)

    During 2006, Molson Coors achieved approximately $104 million in merger synergies and other cost savings. These savings offset nearly 60 percent of commodity and energy-related cost inflation. Favorable foreign exchange rates increased total-company pretax income by approximately $27 million for the full year 2006.

    The Company's effective tax rate for the full year 2006 was 17 percent including special items and 20 percent excluding special items, compared to 18 percent and 24 percent, respectively, for the pro forma full year 2005.

    Following are the Company's 2006 fourth quarter results by business segment:

    Canada Business

    Canada business pretax income increased 30.2 percent to $133.4 million in the fourth quarter 2006 compared to the fourth quarter 2005, excluding special charges a year ago. Excluding a $4 million non-recurring, non-cash benefit to cost of goods sold from adjusting foreign currency positions to their market values, fourth quarter 2006 pretax income increased 26.4 percent compared to the fourth quarter 2005. The increase in pretax income was due to the additional week in the company's fiscal fourth quarter 2006, positive beer pricing, lower marketing and overhead spending and 3 percent favorable movement in foreign exchange rates. Canada sales volume increased 6.7 percent, including the additional week in the fiscal 2006 fourth quarter, compared to the fourth quarter a year ago. Sales to retail increased 1.1 percent during the calendar quarter of 2006 compared to the same quarter of 2005. Double-digit growth in Coors Light and the Company's partner import brands and high-single-digit growth of Rickard's were offset by a decline in other premium, discount and unsupported brands. Canada business net sales increased 11.3 percent. Net revenue per barrel increased about 1 percent in local currency compared to the fourth quarter 2005. Cost of goods sold per barrel decreased 1.5 percent while marketing, general and administrative costs declined approximately 4 percent, both in local currency, compared to the same period a year ago. Synergies and other cost reduction initiatives offset about one-third of the Canada business cost of goods inflation.

    The additional week in the Company's fiscal 2006 calendar added an estimated $10 million to Canada pretax profits in the 2006 fourth quarter.

    United States Business

    U.S. business pretax income was $51.2 million in the fourth quarter 2006. Excluding special items a year ago, U.S. pretax income increased 59.7 percent, driven by sales volume growth, higher net pricing and results of the Company's cost saving initiatives and merger synergies. In the fourth quarter 2006, sales volume and net sales in the U.S. business increased 7.1 percent and 10.0 percent, respectively, from the fourth quarter a year ago. Sales to retail grew
10.8 percent. Excluding the benefit of the additional week in the fiscal fourth quarter, U.S. sales to retail increased 2.1 percent during the quarter compared to the fourth quarter 2005, driven by a low-single-digit growth by Coors Light and double-digit increases by Keystone Light and Blue Moon. Excluding the company's Caribbean business and the benefit of the additional week in the fiscal quarter, U.S. 50-states sales to retail increased 2.7 percent from a year ago.

    The additional week in the Company's fiscal 2006 calendar is estimated to have had no significant impact on U.S. business pretax profits in the 2006 fourth quarter.

    Europe Business

    Europe business pretax income in the fourth quarter 2006 was $31.4 million. Excluding special items, pretax income for the Europe business was $32.3 million, a 3.7 percent increase from the fourth quarter of 2005, driven by a 9 percent increase in the British pound versus the U.S. dollar, cost savings initiatives in supply chain and overheads, and improved performance from the Company's distribution joint venture in the U.K. These positive earnings factors more than offset the negative impact of lower beer pricing and unfavorable channel and product mix, as well as commodity cost inflation. In the fourth quarter 2006, Europe business owned-brand sales volume increased 0.7 percent including the extra week in the fiscal fourth quarter, but decreased by 4.2 percent excluding the additional week.

    Net sales per barrel were essentially unchanged in local currency compared to the fourth quarter of 2005. Cost of goods sold per barrel for the Company's owned brands decreased approximately 1 percent in local currency during the quarter. Marketing, general and administrative expense increased about 2 percent in local currency. Excluding the additional week in the Company's fiscal 2006 calendar, MG&A costs were down approximately 4 percent. Europe business other income increased $8.5 million in the fourth quarter 2006 due primarily to improved performance of the Company's Tradeteam distribution joint venture and lower leasehold costs versus a year ago.

    The additional week in the Company's fiscal 2006 calendar had a negative impact on Europe pretax profits estimated to be less than $1 million in the 2006 fourth quarter.

    Corporate Expenses

    The Company's Corporate general and administrative expenses totaled $35.0 million in the fourth quarter 2006, about even with the fourth quarter 2005. The additional week in the Company's fiscal 2006 calendar added an estimated $1 million to Corporate G&A expenses in the 2006 fourth quarter. Interest expense, excluding interest income from trade loans in the U.K., was $32.7 million in the fourth quarter, $5.2 million lower than a year ago due to debt repayments during the past year and lower expense related to recording Ontario Beer Store interest rate swaps at market value. Excluding the additional week in the fiscal calendar, fourth quarter 2006 interest expense would have been $30.2 million.

    (1)One-Time Items

    During the fourth quarter 2006 the Company reported a net special credit of $3.7 million, primarily related to the following:

      * In Europe, a $0.9 million special charge was attributable to restructuring costs in the Company's U.K. supply chain and other areas.

      * A Corporate special credit of $4.6 million was attributable to the quarterly adjustment to the cost of providing a floor price under options for Coors executives who left immediately following the merger of Molson and Coors under a change of control agreement.

    For the full year 2006 and full year 2005, tax benefits impacting the Company's results in prior quarters included the following:

      * In the second quarter 2006, the Company recognized a $52.3 million non-recurring tax benefit from revaluing its deferred tax assets and liabilities to give effect to a two-percentage-point reduction in the Canadian corporate income tax rate, as well as minor changes in two provincial income tax rates.

      * In the third quarter 2005, the Company recognized a $43.5 million non-recurring tax benefit from the reversal of a previously recognized deferred tax liability related to the Company's U.K. business with the election to consider earnings from foreign subsidiaries to be permanently reinvested (APB 23 tax treatment).

    (2)Discontinued Operations

    In the fourth quarter 2006, the Company sold its remaining interest in the Kaiser Brazil business for approximately $16 million in cash. The Company reported a net loss of $12.9 million from discontinued operations during the quarter arising from an offsetting increase in the proportion of indemnity guarantees related to the Brazil Kaiser business for which the Company is responsible.

    2006 Fourth Quarter and Full-year Earnings Conference Call

    Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at noon Eastern Time today to discuss the Company's 2006 fourth quarter and full-year financial results. The Company will provide a live webcast of the earnings call. Approximately two hours after the conclusion of the earnings call, the Company also will host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts at 3:00 p.m. Eastern Time. Both webcasts will be accessible via the Company's website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on March 31, 2007.

    Reconciliations to Nearest U.S. GAAP Measures

    Molson Coors Brewing Company

    2006 Fourth Quarter After-tax Income From Continuing Operations, Excluding Special Items

    (Note: Some numbers may not sum due to rounding.)

(In millions of $US, except per share data)            4th Q 2006    4th Q 2005
---------------------------------------------------   -----------   -----------
U.S. GAAP:  After-tax income from
 continuing operations:                               $     112.1   $      34.4
    Per diluted share                                 $      1.29   $      0.40
Add back: Pretax special items - net                         (3.7)         30.2
Plus (Minus): Tax effect on special items                    0.04         (10.7)
Non-GAAP: After-tax income from continuing
 operations, excluding special items:                 $     108.4   $      53.9

    Per diluted share:                                $      1.24   $      0.63
Percent change from 2005 results from
  continuing operations, excluding special items            101.1%

    Molson Coors Brewing Company

    2006 Full-Year After-tax Income From Continuing Operations, Excluding Special Items and One-time Tax Benefits

    (Note: Some numbers may not sum due to rounding.)

(In millions of $US, except per share data)             FY 2006      FY 2005(1)
---------------------------------------------------   -----------   -----------
U.S. GAAP:  After-tax income from continuing
 operations:                                          $     373.6   $     222.8
    Per diluted share                                 $      4.31   $      2.62
Add back: Pretax special items - net                         77.4         169.3
Minus: Tax effect on special items                          (29.6)        (56.6)
Non-GAAP:  After-tax income from continuing
 operations, excluding special items:                 $     421.4   $     335.5
Minus: One-time tax benefit reported in
 3rd Q 2005                                                    --         (43.5)
Minus: One-time tax benefit reported in
 2nd Q 2006                                                 (52.3)           --

Non-GAAP:  After-tax income from continuing
 operations, excluding special items and
 one-time tax benefits                                      369.1         291.9
    Per diluted share:                                $      4.26   $      3.43
Percent change from 2005 results from continuing
 operations, excluding special items and
 one-time tax benefits                                       26.4%

(1) Due to the completion of the Molson Coors merger on Feb. 9, 2005, FY05 figures are pro forma.

    Molson Coors Brewing Company
    2006 Fourth Quarter Pretax Income From Continuing Operations, Excluding Special Items
    (Note: Some numbers may not sum due to rounding.)

                                                    Business
                                  ------------------------------------------------       Total
(In millions of $US)                Canada       U.S.       Europe      Corporate    Consolidated
-------------------------------   ---------   ---------   ---------   ------------   ------------
U.S. GAAP: 2006
 4th Q pretax income
 (loss) from
 continuing
 operations -
 reported                         $   133.4   $    51.2   $    31.4   $      (63.4)  $      152.6
Add back: Pretax
 special charges/
 credits - net                           --          --         0.9           (4.6)          (3.7)
Non-GAAP: 2006
 4th Q Pretax
 income (loss)
 from continuing
 operations,
 excluding special
 items                            $   133.4   $    51.2   $    32.3   $      (68.0)  $      148.8
Percent change 2006
 4th Q vs. 2005 4th Q
 pretax from continuing
 operations, excluding
 special items                         30.2%       59.7%        3.7%         (12.9)%         69.9%
U.S. GAAP: 2005 4th Q
 pretax income (loss)
 from continuing
 operations                       $    97.3   $    18.5   $    18.3   $      (76.7)  $       57.4
Add back: Pretax special
 charges/credits - net                  5.2        13.5        12.9           (1.3)          30.2
Non-GAAP: 2005 4th Q
 Pretax income (loss)
 from continuing
 operations,
 excluding special
 items                            $   102.5   $    32.0   $    31.1   $      (78.0)  $       87.6

    Pretax and After-tax Income (Loss) From Continuing Operations, Excluding Special Items and One-time Tax Benefits should be viewed as a supplement to -- not a substitute for -- our results of operations presented on the basis of accounting principles generally accepted in the United States. We believe that Pretax and After-tax Income (Loss) From Continuing Operations, Excluding Special Items and One-time Tax Benefits is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. Our management uses Pretax and After-tax Income (Loss) From Continuing Operations, Excluding Special Items and One-time Tax Benefits as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance.

    Forward-Looking Statements

    This press release includes "forward-looking statements" within the meaning of the federal securities laws, and language indicating trends, such as "trend improvements," "progress," "anticipated," "expected," "improving sales trends" and "on track." It also includes financial information, of which, as of the date of this press release, the Company's independent auditors have not completed their review. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; unanticipated expenses, margin impact and other factors resulting from the recent merger; failure to realize anticipated results from synergy initiatives; and increases in costs generally. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

                  MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                             Fourteen       Thirteen      Fifty-Three     Fifty-Two
                                               Weeks          Weeks          Weeks          Weeks
                                               Ended          Ended          Ended          Ended
                                           December 31,   December 25,   December 31,   December 25,
                                               2006           2005           2006           2005
                                           ------------   ------------   ------------   ------------
Volume in barrels                                10,857         10,318         42,143         40,431
Sales                                      $  2,100,969   $  1,888,003   $  7,901,614   $  7,417,702
Excise taxes                                   (569,679)      (503,493)    (2,056,629)    (1,910,796)
  Net Sales                                   1,531,290      1,384,510      5,844,985      5,506,906
Cost of goods sold                             (927,132)      (839,201)    (3,481,081)    (3,306,949)
  Gross profit                                  604,158        545,309      2,363,904      2,199,957
Marketing, general and
 administrative expenses                       (434,160)      (418,249)    (1,705,405)    (1,632,516)
Special credits (charges),
 net                                              3,720        (30,236)       (77,404)      (145,392)
  Operating income                              173,718         96,824        581,095        422,049
Interest expense, net                           (29,664)       (35,009)      (126,781)       (13,245)
Other income (expense),
 net                                              8,511         (4,462)        17,736       (113,603)
  Income from continuing
   operations before
   income taxes and
   minority interests                           152,565         57,353        472,050        295,201
Income tax expense                              (37,180)       (21,167)       (82,405)       (50,264)
  Income from continuing
   operations before
   minority interests                           115,385         36,186        389,645        244,937
Minority interests in net
 income of consolidated
 entities                                        (3,286)        (1,797)       (16,089)       (14,491)
  Income from continuing
   operations                                   112,099         34,389        373,556        230,446
Loss from discontinued
 operations, net of tax                         (12,852)        (8,329)       (12,525)       (91,826)
  Income before cumulative
   effect of change in
   accounting principle                          99,247         26,060        361,031        138,620
Cumulative effect of
 change in accounting
 principle, net of tax                               --         (3,676)            --         (3,676)
  Net income                               $     99,247   $     22,384   $    361,031   $    134,944

Basic income (loss) per share:
  From continuing
   operations                              $       1.30   $       0.40   $       4.34   $       2.90
  From discontinued
   operations                                     (0.15)         (0.10)         (0.15)         (1.16)
  Cumulative effect of
   change in accounting
   principle                                         --          (0.04)            --          (0.04)
Basic net income per share                 $       1.15   $       0.26   $       4.19   $       1.70

Diluted income (loss) per share:
  From continuing
   operations                              $       1.29   $       0.40   $       4.31   $       2.88
  From discontinued
   operations                                     (0.15)         (0.10)         (0.14)         (1.15)
  Cumulative effect of
   change in accounting
   principle                                         --          (0.04)            --          (0.04)
Diluted net income per
 share                                     $       1.14   $       0.26   $       4.17   $       1.69

Weighted average shares -
 basic                                           86,501         85,397         86,083         79,403
Weighted average shares -
 diluted                                         87,187         85,968         86,656         80,036

Cash dividends declared
 per share                                 $       0.32   $       0.32   $       1.28   $       1.28

NOTE: All results prior to February 9, 2005, exclude Molson Inc., which merged with Adolph Coors Company on that date.

                  MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
                      CANADA SEGMENT RESULTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                             Fourteen       Thirteen      Fifty-Three     Fifty-Two
                                               Weeks          Weeks          Weeks          Weeks
                                               Ended          Ended          Ended          Ended
                                           December 31,   December 25,   December 31,   December 25,
                                               2006           2005           2006           2005
                                           ------------   ------------   ------------   ------------
Volume in barrels                                 2,099          1,967          8,282          7,457

Sales                                      $    598,655   $    533,269   $  2,346,073   $  1,979,082
Excise taxes                                   (145,646)      (126,353)      (552,465)      (451,776)
  Net sales                                     453,009        406,916      1,793,608      1,527,306
Cost of goods sold                             (221,804)      (204,748)      (883,649)      (790,859)
  Gross profit                                  231,205        202,168        909,959        736,447
Marketing, general
 and administrative
 expenses                                      (103,283)      (104,480)      (439,920)      (377,545)
Special charges, net                                 --         (5,161)            --         (5,161)
  Operating income                              127,922         92,527        470,039        353,741
Other income
 (expense), net                                   5,484          4,770         13,228         (2,183)
  Segment earnings
   before income
   taxes                                   $    133,406   $     97,297   $    483,267   $    351,558

                  MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
                   UNITED STATES SEGMENT RESULTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                             Fourteen       Thirteen      Fifty-Three     Fifty-Two
                                               Weeks          Weeks          Weeks          Weeks
                                               Ended          Ended          Ended          Ended
                                           December 31,   December 25,   December 31,   December 25,
                                               2006           2005           2006           2005
                                           ------------   ------------   ------------   ------------
Volume in barrels                                 5,828          5,440         23,471         22,645

Sales                                      $    752,279   $    686,447   $  3,037,488   $  2,878,740
Excise taxes                                   (102,838)       (96,306)      (417,609)      (403,784)
  Net sales                                     649,441        590,141      2,619,879      2,474,956
Cost of goods sold                             (414,521)      (380,436)    (1,645,598)    (1,525,060)
  Gross profit                                  234,920        209,705        974,281        949,896
Marketing, general
 and administrative
 expenses                                      (183,856)      (178,306)      (744,795)      (739,315)
Special charges, net                                 --        (13,520)       (73,652)       (68,081)
  Operating income                               51,064         17,879        155,834        142,500
Other income
 (expense), net                                     103            648          3,238           (457)
  Segment earnings
   before income
   taxes                                   $     51,167   $     18,527   $    159,072   $    142,043

                  MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
                      EUROPE SEGMENT RESULTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                             Fourteen       Thirteen      Fifty-Three     Fifty-Two
                                               Weeks          Weeks          Weeks          Weeks
                                               Ended          Ended          Ended          Ended
                                           December 31,   December 25,   December 31,   December 25,
                                               2006           2005           2006           2005
                                           ------------   ------------   ------------   ------------
Volume in barrels                                 2,930          2,911         10,390         10,329

Sales                                      $    748,927   $    667,602   $  2,512,892   $  2,556,535
Excise taxes                                   (321,195)      (280,834)    (1,086,555)    (1,055,236)
  Net sales                                     427,732        386,768      1,426,337      1,501,299
Cost of goods sold                             (289,878)      (253,008)      (949,513)      (989,740)
  Gross profit                                  137,854        133,760        476,824        511,559
Marketing, general
 and administrative
 expenses                                      (111,989)      (100,403)      (400,469)      (429,973)
Special charges, net                               (861)       (12,881)        (9,034)       (13,841)
  Operating income                               25,004         20,476         67,321         67,745
Interest income, net                              3,057          2,870         11,687         12,978
Other income
 (expense), net                                   3,358         (5,094)         4,824        (14,174)
  Segment earnings
   before income
   taxes                                   $     31,419   $     18,252   $     83,832   $     66,549

                  MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
                     CORPORATE SEGMENT RESULTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                             Fourteen       Thirteen      Fifty-Three     Fifty-Two
                                               Weeks          Weeks          Weeks          Weeks
                                               Ended          Ended          Ended          Ended
                                           December 31,   December 25,   December 31,   December 25,
                                               2006           2005           2006           2005
                                           ------------   ------------   ------------   ------------
Volume in barrels                                    --             --             --             --

Sales                                      $      1,108   $        685   $      5,161   $      3,345
Excise taxes                                         --             --             --             --
   Net sales                                      1,108            685          5,161          3,345
Cost of goods sold                                 (929)        (1,009)        (2,321)        (1,290)
   Gross profit (loss)                              179           (324)         2,840          2,055
Marketing, general
 and administrative
 expenses                                       (35,032)       (35,060)      (120,221)       (85,683)
Special credits
 (charges), net                                   4,581          1,326          5,282        (58,309)
   Operating loss                               (30,272)       (34,058)      (112,099)      (141,937)
Interest expense,
 net                                            (32,721)       (37,879)      (138,468)      (126,581)
Other (expense)
 income, net                                       (434)        (4,786)        (3,554)         3,569
   Segment loss
    before income
    tax                                    $    (63,427)  $    (76,723)  $   (254,121)  $   (264,949)

SOURCE  Molson Coors Brewing Company
    -0-                             02/15/2007
    /CONTACT: News Media, Paul de la Plante, +1-514-590-6349, or Investor Relations, Dave Dunnewald, +1-303-279-6565, or Kevin Caulfield,
+1-303-277-6894, all of Molson Coors Brewing Company/
    /Web site:  http://www.molsoncoors.com /
    (TAP TAP.)